Exhibit 3.47
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
     Pursuant to the provisions of § 17-702 of the Delaware Revised Uniform Limited Partnership Act, the undersigned limited partnership desires to amend its certificate of limited partnership and for that purpose submits the following certificate of amendment.
1.	Name. The name of the limited partnership is Reed-Hycalog Operating, L.P.

2.	The First Article of the Certificate of Limited Partnership is amended to read in its entirety as follows:

“FIRST. The name of the limited partnership formed hereby is ReedHycalog, L.P.”
     Executed this 22 day of January, 2003.

Reed-Hycalog, L.L.C. Sole General Partner of Reed-Hycalog Operating, L.P.
By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Vice President